SUB-ITEM 77-E   LEGAL PROCEEDINGS
LEGAL PROCEEDINGS
Since February 2004, Federated
 and related entities
 (collectively, "Federated")
have been


named as defendants in
several lawsuits, that
 were consolidated into a
single action in the
United States District
 Court for the Western
District of Pennsylvania,
 alleging excessive advisory

fees involving one of the
Federated-sponsored mutual funds.
 Without admitting the validity of
any claim, Federated reached a
 final settlement with the
Plaintiffs in these cases in April 2011.